GTECH Holdings Corporation

FY’06Q1 Earnings Conference Call

June 22, 2005

Slide #1

Mary Norton: Good morning. And welcome to our first quarter conference call.

Joining me this morning are Bruce Turner, our President and Chief Executive Officer, and Jaymin Patel, our Chief Financial Officer.

In conjunction with today’s call, we will webcast a slide presentation highlighting our quarterly results. You can find the call, and the presentation, under “Conference Calls and Calendar” in the “Investors” section of our website at www.gtech.com.

You will also find supplemental financial data, consisting of non-GAAP reconciliations, in the same section. All of this material will be archived. And, for your convenience, the slide presentation will also be available in a PDF format that you can download if you like.

Slide #2

Before we begin today’s call, I would like to inform you that comments on this call may contain forward-looking statements including, without limitation, statements relating to the future operations and financial performance of the Company and the Company’s future strategies.

Such forward-looking statements reflect management’s assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which would cause the results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth here and in the Company’s filings with the SEC.

Slide #3

Now I would like to turn the call over to our host, Bruce Turner.

Bruce Turner: Good morning, everyone. I would like to start off today by giving you my perspective on GTECH’s performance in the first quarter of fiscal year 2006 ... after which we will hear from our CFO, Jaymin Patel, and then we will take your questions.

As you have already seen in today’s press release, GTECH delivered another strong financial performance in the first quarter. We also scored several key wins, and made significant strategic progress. And we are pleased to report that we also saw progress in Brazil in the first quarter, where it appears we are one step closer to resolution of what has been a difficult situation for GTECH.

Slide #4

Let us take a closer look at each of these highlights, starting with our strong financial performance.

What I would like to focus on this morning is how content and new delivery channels are driving our business. For example, same-store sales growth continued, at a rate of 5% in the first quarter. This demonstrates our ability to successfully drive demand in several ways.

Take, for example, the performance of G3TM in Minnesota. Since the March 1st launch of Pharaoh’s Gold and Dominoes, games which sell for $5 dollars and $3 dollars, respectively, average weekly sales are up 30 percent over the previous quarter and the average selling price per ticket has risen from $1.00 to $2.15 since Minnesota launched the G3TM offering 15 months ago. This demonstrates initial success in our strategy of driving sales growth through frequent new content launches and higher price points. Washington State will be the next state to launch G3TM, with Bingo in mid July and we are in initial discussions with several other jurisdictions interested in adding G3TM to their game offerings.

I would also like to point out our Keno performance in Michigan. Average weekly sales there have increased 300 percent since the launch of Keno in November of 2003. Keno is now Michigan’s number-three performing game, accounting for approximately 17 percent of total sales.

In Illinois, we have seen a significant uplift in revenue since the installation of new instant ticket vending machines, or ITVMs. Year-over-year revenue is up significantly, driven by a combination of an aggressive new instant ticket program and the deployment of new ITVMs, including 2,000 new 24-bin machines and 745 retrofitted 16-bin machines. Our recent analysis shows that weekly sales of ITVM retailers are, on average, 65 percent higher than those of non-ITVM retailers.

We have also seen measurable growth in instant ticket sales in several other jurisdictions where GTECH receives a percentage of instant ticket sales for validation services, including California and Texas.

In total, instant ticket validation services generated over $60 million dollars of service revenues in the first quarter, up approximately $10 million dollars or 19 percent over the first quarter of last fiscal year. We anticipate that GTECH will continue to benefit strongly from the expansion of instant ticket game inventory at expanding price points.

Free cash flows continued to demonstrate strength. In the first quarter, we generated almost $80 million of free cash flow. When you combine this with our strong balance sheet – with approximately $219 million dollars in net debt – plus our untapped credit facility of $500 million dollars ... it is clear that GTECH has tremendous financial flexibility to fund new growth as we go forward. We continue to maintain an active M&A program focused across all three vertical markets ... and we believe it continues to be an opportunity-rich environment. Our calculation of net debt is provided in the Investors section of our website.

Slide #5

While we have been pursuing our growth initiatives, we have also continued to return cash to our shareholders. In the first quarter, we repurchased $32 million dollars worth of GTECH stock on the open market and we paid approximately $10 million dollars in dividends.

Slide #6

Turning to key wins ... in Barbados, we were granted an 18-year license to run the Barbados Lottery, which was recently consolidated from 3 lotteries into one. As the long-term license holder, we now have greater control to add new content and drive revenue growth.

We also signed a two-year extension to our contract in Denmark for software support and terminal maintenance and repair. We expect it to generate about $10 million dollars in revenue.

Instant tickets continue to play a major role in our lottery growth strategy. In the first quarter, we sold 2,400 ITVMs to Scientific Games for installation in Pennsylvania ... and in Indiana, we were chosen to enter into negotiations with the Hoosier Lottery to supply 680 ITVMs. Since completing the acquisition of Interlott in September of 2003, we have won over 90 percent of all standalone ITVM bids.

In the Gaming Solutions market, we scored two major wins in Pennsylvania and Louisiana. In Pennsylvania, GTECH was chosen from among 10 competing vendors to provide a new VLT central system. It will control up to 61,000 gaming machines at 14 venues across the state.

In Louisiana, we defeated a heavily-favored incumbent competitor and three other vendors to win a video gaming monitoring system and site controller contract. Our Enterprise Series-based system will monitor the integrity and security of about 15,000 video gaming machines state-wide.

These two successes further validate GTECH as a key player in the video central system market segment. In fact, over the past 2 years, we have won over 80 percent of all video central system procurements we participated in. We believe that as commercial gaming migrates from machine-based platforms to systems-based platforms, GTECH is well-positioned to succeed in that market, as well.

With the installation of integrated gaming technologies and machines in Jamaica and St. Kitts this month, we continue to advance our Gaming Solutions strategy. And, as part of our global cooperation agreement with the Gauselmann Group, we are preparing to introduce Atronic’s new e-motion product in select participation markets, including Yonkers and Aquaduct raceways in New York, and under our 20-year VLT Master Agreement with Rhode Island.

In addition, the first quarter saw major strategic progress for GTECH on several fronts, beginning with content.

New games are the lifeblood of our business, and in our first quarter, we developed a total of 15 new games. Many of you saw them at our Analysts’ Meeting in Washington, D.C. We also demonstrated these games at our World Leaders’ Forum event, where we received a very positive response from our customers.

Elsewhere on the content front ... California is set to launch Mega-Millions today. That game is expected to generate a net sales increase of approximately $300M this fiscal year, which represents at 20% increase in on-line sales year-over-year.

We also made progress in our branded game initiatives. First, as part of our ongoing efforts to support our government-sponsored gaming initiative to stake a claim in the interactive channels in a socially-responsible way, we launched a MonopolyTM-themed e-scratch game in Kansas in mid-May, and it is off to a great start. MonopolyTM will be made available as an instant online game in our fourth quarter. Another Hasbro brand – BattleshipTM – will be launched as a premium, $3 dollar G3TM game in Minnesota in the fall.

Also, as part of our instant game strategy, we introduced Pick ‘n PlayTM, a new product concept for the lottery industry that combines the appeal of instant gratification and multiple chances to win with the security and integrity of an on-line game. Introduced with over ten game titles at our recent World Leaders’ Forum, we have had tremendous interest from our customers, both domestic and international, in launching this product.

Slide #7

New products are another key component of our growth strategy ... and GamePointTM – a key focus of our self-service strategy –began its pilot launch in Washington on June 20th. And at our recent users’ conference, we introduced WinwaveTM, Spielo’s new VLT designed for the distributed market, to customers and shareholders. Their response was very encouraging. With 2,000 units already ordered by Sweden, WinwaveTM will be formally launched at industry trade shows in the fall.

Meanwhile, our Commercial Services business continues to grow steadily. Overall, our Commercial Services revenues were up 15 percent quarter over quarter on a constant-currency basis, and that does not include the return of a portion of fiscal 2005 revenues previously held in escrow in Brazil. This proves the value of leveraging our transaction processing infrastructure in selected jurisdictions ... and with our strong presence in emerging markets, GTECH has a distinct advantage in identifying and pursuing potential acquisition candidates. We are also making steady progress in introducing new commercial applications in our LILHCo jurisdictions in the Caribbean.

As we pursue our growth strategies in all three vertical markets, we are not only considering potential acquisitions, but also forming strategic alliances with partners whose strengths complement ours. In May, we entered into one such strategic relationship with Harrah’s, the world’s premier provider of branded casino entertainment. The agreement calls for GTECH to supply Harrah's properties with gaming machines, and for our two companies to work together to develop new game content.

And just this week, we announced a joint venture with Veikkaus Oy, the operator of the Finnish national lottery, to develop and market innovative new games and solutions for the lottery and gaming industries. Primarily focused on developing government-sponsored games and solutions over expanding interactive channels including the internet, mobile phones, and interactive television, this partnership is another important way for us to enhance our solutions and game content portfolio, and deploy it over the widest array of distribution channels in the industry. Veikkaus, a leader in the area of new game development in the lottery industry, will be able to teach us a great deal about their approach to game development, the interactive channel experience and the European marketplace. The alliance also offers us a great way to pilot test new products.

Finally, an update on the situation in Brazil. Earlier this year, a judge overturned the 30-percent holdback of GTECH revenues that had been in effect in Brazil since last summer. Federal attorneys have had three opportunities to appeal that decision since it was made, and the filing deadlines for two of those appeals have since passed without action. This suggests to us that we are finally reaching the end of this difficult situation. We are also pleased that we have been able to sign a new contract with Caixa. While it is not a long-term contract, it may end up extending beyond next May.

I would also like to take this opportunity to highlight two recent appointments to our management team. The first is our new Senior Vice President and Chief Technology Officer, Doctor Joseph Nadan. Dr. Nadan has a great background in technology strategy, financial systems, and consumer electronics – all of which will be a tremendous asset to GTECH.

We also named Bruce Rowe to the position of Vice President of Business Strategy, Gaming Solutions, and General Manager of Nevada operations. Bruce comes to us from Harrah’s, bringing with him a deep understanding of the commercial gaming marketplace, as well as information technology. We’re delighted to have both of them on board.

And now, I would like to turn the call over to our CFO, Jaymin Patel.

Jaymin Patel: Thank you Bruce. Good morning, everyone.

Slide #8

I would like to start by reviewing GTECH’s first-quarter performance.

To reiterate Bruce’s comments, the first quarter of this fiscal year was successful on all fronts...strategic ... operational ... and financial.

Service revenues in the first quarter increased approximately thirty-eight million dollars ($38M) or more than fifteen percent (15%), driven by a number of factors.

Starting with lottery service revenues, we once again enjoyed solid same store sales growth in the United States, with an increase of approximately six percent (6%). This increase in same store sales was driven by new games such as Pharaoh’s Gold and Dominoes in Minnesota, promotions such as the Jersey Cash 5 Raffle in New Jersey and Double Draw on Pick 3 in Illinois, the continued success of keno in Michigan and enhanced marketing efforts by our customers.

The strength in same store sales, combined with net contract wins, including the launch of the Florida contract, the continued ramp-up of Tennessee, the benefit of the new instant ticket vending machine (ITVM) contract in Illinois, and strong jackpot activity, drove GTECH’s domestic service revenues up fifteen million dollars ($15M) or approximately twelve percent (12%), to one hundred and forty-three million dollars ($143M).

International same store lottery sales grew by approximately three percent (3%) on a constant currency basis. Whilst many jurisdictions enjoyed strong increases in same store sales, it was partially offset by some weakness in Taiwan and Poland. Factoring in the partial release of fiscal year 2005 Brazil revenues held in escrow, contractual rate changes, the favorable impact of foreign exchange rates, and the loss of the Puerto Rico contract, our international lottery service revenues increased by approximately ten percent (10%), to one hundred and eight million dollars ($108M).

Total service revenues included approximately eight million dollars ($8M) of service revenue from gaming solutions, up approximately two million dollars ($2M) over the same period last year. This was driven by the addition of new VLTs in Rhode Island and the acquisition of Spielo.

We also recorded approximately thirty-two million dollars ($32M) of service revenue from commercial transaction processing, up approximately eleven million dollars ($11M) over the same period last year. This was driven by an eight percent (8%) increase in same store sales coupled with the benefit of the release of Brazil revenues held in escrow, the acquisition of BillBird and favorable foreign exchange rates.

Excluding the benefit of the release of a portion of the prior year’s Brazil revenues held in escrow, service revenues increased approximately twenty-seven million dollars ($27M) or eleven percent (11%) quarter over quarter. This level of performance would suggest that the service side of our business continues to be quite strong.

Product sales in the first quarter were thirty-five million dollars ($35M). This includes the sale of video lottery terminals to Atlantic Lottery Corporation in Canada, Sweden and West Virginia, handheld lottery terminals to ONCE in Spain and instant ticket vending machines for the Pennsylvania Lottery.

Slide #9

In the quarter, we recorded one hundred and forty-nine million dollars ($149M) in revenue from our US lottery group --- one hundred and twenty-eight million dollars ($128M) from the international lottery group --- seventeen million ($17M) from gaming solutions --- and thirty-two million dollars ($32M) from commercial services.

Slide #10

Gross profit increased approximately nineteen million dollars ($19M) or sixteen percent (16%) quarter-over-quarter.

Service gross profit increased approximately sixteen million dollars ($16M) or fifteen percent (15%). This was primarily the result of the release of Brazil revenues held in escrow, combined with the increase in same store sales. This was partially offset by the impact of higher depreciation and amortization.

Product sale margins were in-line with guidance at thirty eight percent (38%).

Operating expenses for the quarter were forty-five million dollars ($45M), or thirteen point eight percent (13.8%) of total revenue.

The four point four million dollar ($4.4M) increase in SG&A was driven primarily by the increased activities in new business development.

The strength in revenues drove operating income growth of approximately fifteen million dollars ($15M) or nineteen percent (19%).

Below operating income, other income and expense declined approximately fourteen million dollars ($14M), reflecting the one-time gain associated with the sale of our interest in Harrington Raceway in Delaware in the first quarter of last year and higher interest expense driven by higher average debt balances quarter-over-quarter.

Diluted earnings per share increased three cents ($0.03) or approximately seven percent (7%), to forty-three cents ($0.43) per share compared to the forty cents ($0.40) we reported in the first quarter of last year.

Excluding the impact of the one-time gain recorded in the first quarter of last year, earnings per share increased eight cents ($0.08) or twenty-three percent (23%) quarter over quarter.

Slide #11

During the quarter, we generated approximately one hundred and twenty-two million dollars ($122M) in cash from operations. This financed forty-three million dollars ($43M) of capital expenditures and generated seventy nine million dollars of free cash flow ($79M).

We also repurchased more than one point three million shares (1.3M) of our stock at a cost of approximately thirty-two million dollars ($32M) and paid dividends of approximately ten million dollars ($10M).

At the end of the quarter, we had cash and short term investment balances of approximately three hundred and thirty-five million dollars ($335M) and we had approximately forty-seven million dollars ($47M) remaining under our current share repurchase authorization.

Slide #12

Average capital employed grew by approximately two hundred and seventy-eight million dollars ($278M), or twenty-four percent (24%), year-over-year and we generated returns on capital employed of approximately sixteen point five percent (16.5%).

In view of the pace of capital investment, we are pleased to maintain returns on the overall portfolio that are significantly higher than our weighted average cost of capital.

It is important to note that in the period ending May 2005, we had cash balances resulting from debt offerings. If we were to exclude this cash from the calculation, our return on capital employed would have been approximately four hundred basis points (400 bps) higher.

Again, our calculation of Return on Capital Employed is provided in the Investors section of our website.

Those are the key financial highlights of our first quarter. Now I would like to turn our attention to the outlook for fiscal year 2006.

Slide #13

Based upon our current outlook, we expect service revenue growth in the range of eleven to thirteen percent (11% - 13%), based on the following assumptions and factors:

1)	Same store sales growth of five to six percent (5% - 6%),
2)	The net effect of contract wins and contractual rate changes,
3)	Fluctuations of foreign currencies against the US Dollar,
4)	The full year impact of the acquisitions completed in fiscal year 2005, and
5)	The net effect of receiving one hundred percent of our Brazilian revenues under the new contract terms and conditions;

Based on the revised outlook for Brazil, we now expect US Dollar revenues from Brazil to be approximately one hundred and ten million to one hundred and twenty million dollars ($110M - $120M) this fiscal year, including the return of a portion of last year’s revenues previously held in escrow.

We continue to expect product sales in the range of one hundred and eighty to two hundred and ten million dollars ($180M - $210M).

We expect service margins in the range of forty to forty-two percent (40% - 42%) and product margins in the range of thirty-eight to forty percent (38% to 40%).

We continue to believe that the effective tax rate for this fiscal year will be thirty five percent (35%), although we expect tax rates to fluctuate quarterly. For planning purposes, I would suggest you use the same quarterly patterns as those reported in fiscal 2005.

Based upon this outlook, we now believe that diluted earnings per share will be in the range of one dollar and sixty-four cents to one dollar and seventy cents ($1.64 to $1.70) for fiscal year 2006. This excludes the impact of the adoption of SFAS 123R, share-based payments, as we do not expect to adopt this mandate until fiscal year 2007.

Slide #14

In fiscal year 2006, we plan to invest between two hundred and thirty and two hundred and forty million dollars ($230M - $240M). Approximately fifty percent (50%) will be for maintenance capital requirements within the core business and the balance will be invested in growth opportunities.

Given this investment outlook, combined with our current operating forecast, we now expect to generate free cash flows in the range of one hundred and eighty to two hundred million dollars ($180M to $200M), prior to financing any dividends, stock repurchases or acquisitions. This is more than ten percent higher than our previous free cash flow guidance.

Slide #15

Now let’s look at the outlook for our second quarter, which ends August 27th.

This is a quarter of difficult comparisons for us, given the significant level of jackpot activity in the second quarter of last year and the resulting benefit to service margins, as well as the timing of product sale revenue recognition, which as you know, can be lumpy.

Today, we expect service revenues to increase ten to twelve percent (10% - 12%) quarter over quarter and we expect product sales in the range of thirty to thirty-five million dollars ($30M - $35M). This compares to product sales of seventy-five million dollars ($75M) in the second quarter of last fiscal year.

We expect service margins to be in the range of thirty-eight to forty percent (38% to 40%), reflecting lower jackpot activity and higher depreciation year over year.

We also expect product sale margins in the range of thirty-eight to forty percent (38% to 40%).

Finally, we expect earnings per share to be in the range of thirty-seven to forty cents ($0.37 to $0.40) per share, assuming a fully diluted share count of one hundred thirty million shares (130.0M). This compares to the forty cents ($0.40) per share we reported in the second quarter of fiscal year 2005.

To summarize, we are pleased with the underlying strength of the business. Our continued financial, operational and strategic successes provide further confidence in our ability to drive profitable growth for our shareholders in both the near term and over the next several years.

Thank you for your attention. Now Bruce and I would be happy to answer any questions that you may have.

Slide #16

[Q&A]

Slide #17

Bruce Turner: If there are no further questions, please allow me to sum up. GTECH’s first-quarter results show that we continue to enjoy solid business growth while also making excellent strategic progress.

Our long-term strategy remains the same. We will work to drive new growth through acquisition and partnerships ... and we will continue to focus on M&A transactions that enhance our offerings in the online and instant channels, monitor games, gaming machines, and the full range of interactive channels. All of these activities will bring us closer to achieving our ultimate goal: to become a fully-diversified, world-class gaming company. This will ensure that we have a wealth of opportunities to fuel our continued growth.

We’ll be back for our regular quarterly call in September. In the meantime, thanks again for joining us, and have a great summer.